Exhibit 99.1

Fortrea Previews J.P. Morgan Healthcare Conference Updates

Fortrea (Nasdaq: FTRE), a leading global contract research organization (“CRO”), today previewed key updates that Tom Pike, chairman and chief executive officer, and Jill McConnell, chief financial officer, plan to present at the 42nd Annual J.P. Morgan Healthcare Conference.

Fortrea continues to make strong progress in establishing its fit-for-purpose infrastructure, exiting approximately 40 percent of its Transition Services Agreements (TSAs) with its former parent company by the end of 2023. In addition, the Company has selected two leading technology providers to support the exit of its technology-related TSAs. Fortrea recently hired a recognized industry expert and leader in artificial intelligence (AI) to lead Fortrea’s efforts in AI and machine learning. Fortrea also made progress in winning new business, delivering a book-to-bill ratio that exceeded 1.2x for the fourth quarter of 2023 and achieving its intended target of more than 1.2x for its first six months as an independent organization.

“We are pleased with how customers have responded to Fortrea and our offerings. Fortrea has a heritage of more than 30 years as a leader in clinical research and has been a leader in quality management,” said Tom Pike. “Fortrea is fulfilling its mission to deliver solutions that bring life-changing treatments to patients faster.”

As part of its commitment to transparency and accountability, Fortrea arranged an independent expert review of its conduct on two ACELYRIN clinical trials for izokibep in different indications, one in Psoriatic Arthritis (PsA) and an unrelated one in Hidradenitis Suppurativa (HS). Fortrea hired Dr. Lindsay McNair MD, MPH, MS Bioethics, to review Fortrea’s conduct of the two clinical trials. Dr. McNair is the principal consultant at Equipoise Consulting, LLC and formerly served as chief medical officer of WIRB-Copernicus Group (WCG), where she had oversight of the physician team within the WCG Institutional Review Boards. Dr. McNair was given full access to information and personnel available to Fortrea and performed her own independent assessment.

In the PsA study, as previously reported, there was an interactive response technology (IRT) programming error by a third party contracted by Fortrea, which is not Fortrea’s IRT subsidiary, endpoint Clinical. Regarding Fortrea’s role and activities in the PsA study, the report concluded that: “After review of all available information, there is no indication that the IRT programming error or lack of identification of the error during UAT (user acceptance testing), were the result of any deficit in performance by Fortrea, or the result of inadequate practices for vendor management and oversight in Study 22104.”

Regarding the HS study, the report found that: “There is also no indication that any Fortrea actions, processes or practices contributed to the clinical results of Study 21102.”

Dr. McNair’s work was based on information available to Fortrea and any new facts that become available will be assessed.

In recent weeks, Fortrea’s management learned of select new business proposals and awards that were affected by the news surrounding these clinical trials. The Company believes Dr. McNair’s expert report confirming Fortrea’s appropriate conduct of the studies will reassure customers and prospects going forward. Fortrea is continuing to provide support to ACELYRIN, including its audit and assessments, on these studies.

“As a biotech investor myself, effective quality practices and relationships between the biotech industry and CROs are critical for the industry’s success,” continued Mr. Pike. “We are committed to the highest standards of quality and safety, and we have the systems in place that meet and exceed those standards and deliver for our customers and the patients they serve.”

The live webcast of Fortrea’s presentation at the J.P. Morgan Healthcare Conference will be available to investors and other interested parties by accessing the Fortrea Investor Relations website. A webcast replay will be available after the conclusion of the event.

About Fortrea
Fortrea (Nasdaq: FTRE) is a leading global provider of clinical development and patient access solutions to the life sciences industry. We partner with emerging and large biopharmaceutical, medical device and diagnostic companies to drive healthcare innovation that accelerates life changing therapies to patients in need. Fortrea provides phase I-IV clinical trial management, clinical pharmacology, differentiated technology-enabled trial solutions and post-approval services. Fortrea’s solutions leverage three decades of experience spanning more than 20 therapeutic areas, a passion for scientific rigor, exceptional insights and a strong investigator site network. Our talented and diverse team of about 19,000 people working in more than 90 countries is scaled to deliver focused and agile solutions to customers globally. Learn more about how Fortrea is becoming a transformative force from pipeline to patient at Fortrea.com and follow us on LinkedIn and X (formerly Twitter) @Fortrea.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, the risk that the company’s book-to-bill does not result in financial improvement; the company may continue to be impacted by statements made about it regarding study conduct in winning new and retaining existing business, coupled with increased incremental expenses associated with these issues and future related audits; the company’s ability to exit its Transition Services Agreements with its former parent company; and the company’s efforts in artificial intelligence and machine learning, could adversely impact our future financial results. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “guidance,” “expect,” “assume,” “anticipate,” “intend,” “plan,” “forecast,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words that are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from the company’s expectations due to a number of factors, including, but not limited to, the factors described from time to time in documents that the company files with the SEC. For a further discussion of the risks relating to the company’s business, see the “Risk Factors” Section of the company’s Information Statement filed with the company’s Registration Statement on Form 10, as amended (the “Form 10”), as filed with the Securities and Exchange Commission (the "SEC"), as such factors may be amended or updated from time to time in the company’s subsequent periodic and other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the company’s filings with the SEC. Comparisons of results for current and any prior periods are not intended to express any future, or indications of future performance, unless expressed as such, and should only be viewed as historical data. All forward-looking statements are made only as of the date of this release and the company does not undertake any obligation, other than as may be required by law, to update or revise any forward-looking statements to reflect future events or developments.

Fortrea Contacts:
Sue Zaranek (Media) – 919-943 5422, media@fortrea.com
Kate Dillon (Media) – 646-818-9115, kdillon@prosek.com
Hima Inguva (Investors) – 877-495-0816, hima.inguva@fortrea.com